Exhibit 21.1

Subsidiaries

NuCO2 Florida Inc., a Florida corporation

NuCO2 Funding LLC, a Delaware limited liability company

NuCO2 Management LLC, a Delaware limited liability company

NuCO2 IP LLC, a Delaware limited liability company

NuCO2 LLC, a Delaware limited liability company

NuCO2 Supply LLC, a Delaware limited liability company